Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Slack Technologies, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-231041) on Form S-1 and registration statement (No. 333-232030) on Form S-8 of Slack Technologies, Inc. of our report dated March 12, 2020, with respect to the consolidated balance sheets of Slack Technologies, Inc. as of January 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2020, and the related notes to consolidated financial statements, which report appears in the January 31, 2020 annual report on Form 10-K of Slack Technologies, Inc.
Our report on the consolidated financial statements refers to Slack Technologies, Inc.’s early adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 842, Leases, as of November 1, 2019.

/s/ KPMG LLP
San Francisco, CA
March 12, 2020